ITEM 77M: Mergers

 Morgan Stanley U.S. Government Securities Trust
   (“U.S. Government Securities”)

    On March 6, 2007, at a Special Meeting of Shareholders of Morgan
Stanley Government Income Trust (“Government Income”), Shareholders
of Government Income approved an Agreement and Plan of Reorganization
(the “Reorganization Agreement”) between Government Income and U.S.
Government Securities, pursuant to which substantially all of the assets of Government Income would be combined with those of U.S. Government
Securities and shareholders of Government Income would become shareholders of U.S. Government Securities receiving shares of U.S. Government Securities with a value equal to the value of their holdings in Government Income (the
“Reorganization”). The Reorganization Agreement was unanimously approved by the Boards of Trustees on October 31, 2006.

  On March 23, 2007, the Reorganization Plan between Government Income and
U.S. Government Securities was completed according to the terms set forth in the Reorganization Agreement.